Exhibit 4.45

Column A

Column B

Column C

Re: Tax Payables

Dear Column D:

In connection with that certain Loan Agreement, Equity Pledge Agreement and Exclusive Business Cooperation Agreement entered into among Column B, Shanghai Mecox Lane Shopping Co., Ltd. (“ML Shopping”) and Mai Wang Trading (Shanghai) Co., Ltd. (“ML Trading”) on the date hereof (the “Agreements”), ML Shopping and ML Trading will jointly and severally reimburse Column B for any and all taxes payable by Column B arising from the transactions contemplated under the Agreements.

Sincerely,

Shanghai Mecox Lane Shopping Co., Ltd.

[seal: Shanghai Mecox Lane Shopping Co., Ltd.]

Mai Wang Trading (Shanghai) Co., Ltd.

[seal: Mai Wang Trading (Shanghai) Co., Ltd.]

AGREED TO AND ACCEPTED BY:

/s/ Column B
(Signature of Column B)

By:	Column B

	Column A	Column B	Column C	Column D
1	Feb 20, 2010	ZHANG BANG	Room 1408, No.29, Shui Yin Road, Yue Xiu District Guangzhou, China	Mr. Zhang
2	Sep 17, 2010	LIU GUISHENG	Room 601, No. 6, Lane 157 Zhenhua Road Shanghai, China	Mr. Liu
3	Feb 10, 2012	SANG XIAOBING	Room 203, Building 2, No. 11, Tongqu Lane, Wucheng Disctrict, Jinhua, Zhejiang Province, China	Mr. Sang